EXHIBIT 99.1

Apollo Gold Reports Fourth Quarter
and Year End 2008 Results

Denver, Colorado – March 26, 2009 - Apollo Gold Corporation (“Apollo” or the “Company”) (TSX: APG) (NYSE Amex: AGT) reports the results for the three months and year ended December 31, 2008 (in US dollars, unless otherwise indicated) as follows.  Apollo recorded a net loss of $1.3 million for the fourth quarter of 2008 as compared to net income of $2.5 million for the fourth quarter of 2007.  Apollo recorded net income of $1.6 million, or $0.01 per share, for the year ended December 31, 2008, compared to net income of $2.4 million, or $0.02 per share, for the year ended December 31, 2007.

2008 Highlights
Black Fox

Reserves - On April 14, 2008, we filed a Canadian National Instrument, NI 43-101 Technical Report.  The mineral reserves shown in the table below were calculated based on a gold price of $650 per ounce.

Black Fox Probable Reserve Statement as of December 31, 2008

Mining Method	Cutoff Grade Au g/t	Tonnes (000)	Grade Au g/t	Contained Au Ounces
Open Pit	1.0	4,350	5.2	730,000
Underground	3.0	2,110	8.8	600,000

Total Probable Reserves				1,330,000

Purchase of the Stock Mill Complex – On July 28, 2008, we completed the acquisition of the Stock Mill Complex (now referred to as the Black Fox mill) from St Andrew for a purchase price consisting of (i) $19.6 million cash (Cdn$20.1 million) and (ii) the obligation to refund to St Andrew its bonding commitment at the mill complex in the amount of approximately $1.1 million (Cdn$1.2 million) by July 28, 2009.

Mine Development – We have received all necessary permits and approvals required to commence mining activities for phase I of the open pit mine.  In particular, we have received Certified Closure Plan Approval, an Amended Certificate of Approval for Industrial Sewage Works, and a Permit to Take Water (Surface and Ground Water.)

Mining Operations – In October 2008, we awarded a contract for the removal of the glacial till material which overlays the open pit.  This work commenced on October 23, 2008 and is scheduled to be completed in May 2009.  Mining of the open pit ore and waste was undertaken by our employees utilizing our own fleet of equipment in March 2009.

Mill Complex – In the third quarter 2008, we awarded GBM Engineering Ltd., an EPCM (Engineering, Procurement, Construction and Management) contract to increase the mill’s historic throughput rate of 1,100 tonnes per day up to 2,000 tonnes per day at a cost of approximately $22.0 million.  The upgraded mill is scheduled for commissioning in April 2009.

Black Fox Project Financing - In May 2008, Apollo retained Macquarie Bank Ltd. and RMB Australia Holdings Limited (the “Banks”) as joint arrangers and underwriters for the Black Fox project finance facility.  The Banks conducted due diligence and project review with Apollo throughout 2008 and to ensure that development of the Black Fox open pit mine and the upgrade of the mill complex continued on schedule, Apollo and the Banks completed a $15 million bridge facility on December 10, 2008.  The bridge facility has since been refinanced by the $70 million project facility with the Banks on February 20, 2009.

Montana Tunnels

In 2008, the mill processed 4,510,000 tons of ore at an average throughput of 12,300 tons per day.  As at December 31, 2008, the ore stockpile sitting alongside the mill was 1,650,000 tons.  Apollo’s 50% share of payable production was:

Gold (ounces)	24,346
Silver (ounces)	242,875
Lead (pounds)	7,780,046
Zinc (pounds)	18,986,730

Total cash costs1 for 2008 on a by-product basis were $511 per ounce of gold and on a co-product basis they were:

	Total Cash Costs (Co-Product Basis)	Realized Prices
Gold (per oz)	$707	$873
Silver (per oz)	$11.27	$13.92
Lead (per lb)	$0.71	$0.88
Zinc (per lb)	$0.64	$0.79

Huizopa Project

On August 14, 2008, we announced the results of the core drilling program on the Puma de Oro Exploration target.  Twenty five NQ core holes were drilled and anomalous gold and silver was found in twenty of the holes with six of the twenty holes having significant gold and silver values.

 2009 Forecasted Highlights:

Below is a summary of our expectations for our three properties in 2009.

Black Fox Project – On February 23, 2009, Apollo announced that it has closed a $70 million project financing agreement mainly relating to its 100% owned Black Fox project.  The $70 million project facility refinances the $15 million bridge facility with the balance expected to be used for: (i) the funding of the development, construction and operation of our Black Fox project; (ii) the funding of certain fees and costs due under the project facility and certain related project agreements, and (iii) corporate expenditures of up to $7 million.  We believe that the $70 million project financing is sufficient for us to put Black Fox into production.

1 “Total cash costs” is a non-GAAP financial measure.  Please see the note regarding non-GAAP financial measures at the end of this press release.

 We started mining from the Black Fox mine in March 2009 and expect to commission of the upgraded Black Fox mill in April 2009 with an objective of reaching a throughput rate of 1,500 tonnes per day by the end of May 2009.  We estimate that we will mine 2,983,000 tonnes in 2009, 374,000 tonnes of which will be ore.  The ore will be crushed at the mine site and be transported to the Black Fox mill by a fleet of contract trucks.  Recoveries of gold are projected to be 95%.  The mill will produce a gold dore.

Montana Tunnels Mine – The mine is a 50/50 joint venture with Elkhorn Tunnels, LLC.  In December 2008, we ceased mining of the L Pit.  As of December 31, 2008, stockpiled ore amounted to 1,600,000 tons, which we believe is sufficient to keep the mill operational until the end of April 2009.  The mill is expected to operate at 13,000 tons per day and Apollo’s share of payable metals during the period January through April 2009 is:  4,000 ozs of gold, 75,000 ozs of silver, 1,500,000 lbs of lead and 5,500,000 lbs of zinc.  Following the expected cessation of milling at the end of April 2009, we will place Montana Tunnels on care and maintenance.

Huizopa Project – Following the completion of our 2008 drilling program, we expect to publish a Canadian National Instrument 43-101 for the Huizopa project during the second quarter of 2009.  This 43-101 will more fully describe the property and the drill results.  This 43-101 will not contain any resources or reserves.

Consolidated Financial Results Summary

(All Dollars in US, 000's unless otherwise stated)
	Three months ended December 31,		Year ended December 31,
	2008	2007	2008	2007
Revenues from sale of minerals for the period	$7,702	$10,880	$46,387	$38,474
Net (loss) income for the period	$(1,277)	$2,510	$1,596	$2,416

Basic and diluted net (loss) income per share (US$)	$(0.00)	$0.02	$0.01	$0.02

Summary Operational Statistics

	Year Ended December 31,
	2008 (1)	2007 (1) (2)	2006 (3)
Production Summary
Gold ounces	24,346	16,532	4,959
Silver ounces	242,875	250,982	116,004
Lead pounds	7,780,046	5,590,737	1,196,317
Zinc pounds	18,986,730	11,874,543	3,040,058
Cash Cost Per Ounce
Cash Operating Cost/oz	$455	$(124)	$643
Total Cash Cost/oz	$511	$(60)	$718
Total Production Cost/oz	$571	$10	$794

Gold Reserves (ounces)	1,581,900	1,285,664	724,650

(1)
Effective December 31, 2006, the Montana Tunnels mine became a 50/50 joint venture; therefore, 2008 and 2007 metal production shown in the table above represent Apollo’s 50% share of the joint venture.

(2)	The Montana Tunnels mine recommenced milling operations on March 1, 2007; therefore, production in 2007 is for a ten month period.
(3)	The Montana Tunnels mine ceased milling operations on May 12, 2006; therefore, no metal products were produced after that date for the remainder of 2006.

 Financial Condition, Liquidity and Capital Resources

To date, we have funded our operations primarily through issuances of debt and equity securities and cash generated by the Montana Tunnels joint venture.  At December 31, 2008, we had cash of $3.1 million, compared to cash of $4.9 million at December 31, 2007.  The decrease in cash since December 31, 2007 is primarily the result of investing cash outflows of $41.3 million, partially offset by operating cash inflows of $1.3 million and financing cash inflows of $39.5 million.  Additionally, there was a $1.2 million reduction in cash due to the effect of exchange rate changes on cash.

During the year ended December 31, 2008, net cash used in investing activities totaled $41.3 million.  Capital expenditures for property, plant and equipment of $32.5 million include $32.1 million for the further development of the Black Fox project and $0.4 million spent at Montana Tunnels.  Included in the Black Fox capital expenditures is $20.6 million for the purchase of the Black Fox mill complex.  Net cash used in restricted cash and restricted certificates of deposit amounted to $14.3 million, of which $9.0 million was in connection with the $15 million bridge facility pending satisfaction of certain conditions required by the Banks, respecting the improvement of our capital liquidity position on terms satisfactory to the Banks.  Other investing activities included restricted certificate of deposit cash outflows of $2.2 million for the funding of the Montana Tunnels reclamation liability and $3.3 million for additional bonding for future reclamation at Black Fox.  Additionally, there were cash inflows of $5.5 million from settlement of gold, silver, lead and zinc derivative contracts.

During the year ended December 31, 2008, cash provided by financing activities was $39.5 million.  Net proceeds on issuance of shares and warrants were $26.3 million which consists of (1) $18.1 million for the unit offering completed July 24, 2008, (2) $7.5 million for the flow-through offering completed August 21, 2008 and (3) $0.7 million for the flow-through offering completed December 31, 2008.  Proceeds from loans of $22.2 million were comprised of (1) $5.2 million for an extension on an existing debt facility, (2) $15.0 million for the bridge facility entered into on December 10, 2008, (3) $1.0 million for an equipment lease and (4) funding from a margin loan of $1.0 million that is secured by long-term investments (the $1.5 million face value auction rate securities).  Payments of notes payable accounted for cash outflows of $10.3 million.  Also, cash inflows of financing activities included the exercise of 3.3 million warrants at an average exercise price of $0.43 per common share for proceeds of $1.4 million.

During 2008, we spent $38.2 million on the development of the Black Fox project, including $20.6 million on the purchase of the Black Fox mill complex and $3.3 million on additional bonding.  In addition to the $38.2 million spent in 2008, we estimate that an additional $57 million of capital, including $8.4 million of additional bonding, will be required to complete the project.  As of December 31, 2008, we had capital commitments associated with the development of Black Fox amounting to $17.1 million and were committed to post $9.0 million (Cdn$10.9 million) cash for environmental bonding at Black Fox.  At Montana Tunnels, mining of the L Pit ceased on December 5, 2008 and milling of stockpiled ore is scheduled to continue until the end of April 2009.  At current commodity prices, we anticipate that Montana Tunnels will produce a positive cash flow until the cessation of milling.  There are no capital commitments at Montana Tunnels within the next twelve months unless Apollo and its JV partner, Elkhorn Tunnels, LLC, decide to develop the M Pit project, which is the next phase of the Montana Tunnels mine after the current L Pit.  At this time no decision to proceed has been made.  If there has not been a decision to proceed with the M Pit before we complete milling stockpiled ore in the second quarter of 2009, then the mill will be placed on care and maintenance at an annual cost to Apollo of approximately $1.0 million.  The current estimate of the reclamation liability for the L Pit and the Montana Tunnels site is $18.5 million which as at the date of this press release is covered by $16.0 million in cash in a trust account plus collateralized land valued at $3.2 million (Apollo’s share of the liability, cash in trust and collateralized land is 50% of these amounts).  Therefore, in summary, we do not anticipate any further capital expenditures at Montana Tunnels unless the M Pit is developed.

Management has performed a mineral property impairment test to assess whether there are facts and circumstances that indicate potential impairment of the Montana Tunnels joint venture.  Management has considered the expected future gold, silver, lead and zinc prices, cost structures, the reserves, resources and status of the Montana Tunnels joint venture and financial plans and concluded that there was no impairment for the Montana Tunnels joint venture as of December 31, 2008.  However, the ongoing challenging conditions in the financial markets, the commodity markets, and the related uncertainty about the future business environment make an assessment of the mid-to-long term performance by using estimates and assumptions extremely difficult.  The continuation of the global liquidity crisis, the commodity market volatility and its wider implications for the operating environment of the Company’s mining operation could result in an impairment of mineral properties in the future.

We estimate that with our December 31, 2008 cash balance of $3.1 million, the projected cash flows from Black Fox and the Montana Tunnels mine joint venture, and utilization of the $70.0 million project facility, we will have sufficient funds to (1) fund the 2009 work programs for the continued development of Black Fox, including the capital commitments discussed in the immediately preceding paragraph, (2) fund $0.7 million for exploration at Huizopa, (3) repay the $3.7 million outstanding principal amount of convertible debentures due February 2009 (including interest of $0.6 million), (4) repay $15.3 million principal due in 2009 on the project facility and (5) fund corporate overhead.

Apollo Gold Corporation

Apollo is a gold mining and exploration company which operates the Black Fox advanced stage development project which is in construction in Ontario, Canada, the Montana Tunnels mine, which is a 50% joint venture with Elkhorn Tunnels, LLC, in Montana, and the Huizopa project, an early stage exploration project in the Sierra Madres in Chihuahua, Mexico.

Contact Information:
Apollo Gold Corporation
 Investor Relations – Marlene Matsuoka
Phone: 720-886-9656 Ext. 217                                                                                     Toll Free: 1-877-465-3484
E-mail: info@apollogold.com                                                                                    Website: www.apollogold.com

 FORWARD-LOOKING STATEMENTS

This press release includes “Forward-Looking Statements” within the meaning of section 21E of the United States Securities Exchange Act of 1934, as amended.  Forward-looking statements can be identified by the use of words such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “schedules,” “predicts,” “intends,” “continue,” or the negative of such terms, or other comparable terminology.  All statements regarding timing of commencement of production at Black Fox, future throughput rates at the Black Fox mill, future production at recovery rates at Black Fox, future cash flow from the Montana Tunnels mine, capital commitments at Black Fox, future work programs for the continued development at Black Fox, utilization of the $70 million project facility, production and milling at the Montana Tunnels mine, placing the Montana Tunnels mine on care and maintenance and the associated costs therewith, statements respecting reserves with respect or relating to the Montana Tunnels mine, the timing of completion of an NI 43-101 for our Huizopa project, future capital expenditures at our Black Fox, Montana Tunnels and Huizopa projects and the sufficiency of our cash funds are forward-looking statements that involve various risks and uncertainties.  There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements.  Important factors that could cause actual results to differ materially from these forward-looking statements include: additional operational, geotechnical, processing and remediation problems at the Montana Tunnels mine, unexpected changes in business and economic conditions, political or economic instability, significant decreases in gold, zinc or lead prices, results of drilling and other exploration activities at Huizopa, difficulties or delays in permitting at Black Fox, changes in interest and currency rates, local and community impacts and issues, labor accidents, environmental risks and other factors disclosed under the heading “Risk Factors” in Apollo’s most recent annual report on Form 10-K filed with the United States Securities and Exchange Commission and elsewhere in Apollo’s documents filed from time to time with the Toronto Stock Exchange, The NYSE Amex exchange, The United States Securities and Exchange Commission and other regulatory authorities.  All forward-looking statements included in this press release are based on information available to Apollo on the date hereof.  Apollo assumes no obligation to update any forward-looking statements.

 NON-GAAP FINANCIAL MEASURES

The term “total cash costs” is a non-GAAP financial measure and is used on a per ounce of gold basis.  Total cash cost is equivalent to direct operating cost as found on the Consolidated Statements of Operations and includes by-product credits for payable silver, lead, and zinc production.  We have included total cash cost information to provide investors with information about the cost structure of our mining operation.  This information differs from measures of performance determined in accordance with GAAP in Canada and in the United States and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.  This measure is not necessarily indicative of operating profit or cash flow from operations as determined under GAAP and may not be comparable to similarly titled measures of other companies.

These Consolidated Balance Sheets, Consolidated Statements of Operations and Comprehensive Income (Loss) and Statements of Cash Flows should be read in conjunction with the Company’s 2008 Annual Report of Form 10-K, which provides more detailed information, including accompanying notes, as well as Management’s Discussion and Analysis of Consolidated Financial Condition and Results of Operations.

APOLLO GOLD CORPORATION
CONSOLIDATED BALANCE SHEETS

	December 31,
	2008	2007

ASSETS	(In thousands of
CURRENT	U.S. Dollars)
Cash and cash equivalents	$3,097	$4,852
Derivative instruments	552	2,101
Restricted cash	10,000	1,000
Accounts receivable and other	3,134	1,846
Prepaids	546	509
Inventories	4,154	2,169
Total current assets	21,483	12,477
Long-term investments	1,081	1,467
Property, plant and equipment	95,881	48,378
Deferred stripping costs	1,052	4,787
Restricted certificates of deposit	12,030	6,715
Other long-term assets	103	84
Future income tax assets	–	1,165
TOTAL ASSETS	$131,630	$75,073
LIABILITIES
CURRENT
Accounts payable	$13,827	$2,748
Accrued liabilities	1,449	2,940
Property and mining taxes payable	1,146	957
Notes payable and other current debt	20,636	7,617
Convertible debentures	3,356	–
Total current liabilities	40,414	14,262
Accrued long-term liabilities	316	289
Notes payable	1,012	159
Convertible debentures	4,571	5,537
Future income tax liability	447	–
Accrued site closure costs	10,563	9,442
Deferred gain	552	2,511
TOTAL LIABILITIES	57,875	32,200

SHAREHOLDERS’ EQUITY
Share capital	188,927	166,424
Equity component of convertible debentures	1,987	2,238
Note warrants	2,234	2,292
Contributed surplus	21,683	14,591
Deficit	(141,076)	(142,672)
TOTAL SHAREHOLDERS’ EQUITY	73,755	42,873
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$131,630	$75,073

APOLLO GOLD CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	Year Ended December 31,
	2008	2007	2006
	(U.S. dollars and shares in thousands, except per share amounts)
Revenue from sale of minerals	$46,387	$38,474	$10,177
Operating expenses
Direct operating costs	37,567	26,336	15,361
Depreciation and amortization	1,565	1,380	1,647
General and administrative expenses	3,696	4,647	4,004
Accretion expense – accrued site closure costs	718	507	948
Amortization of deferred gain	(1,959)	(1,239)	–
Exploration and business development and other	3,185	2,430	1,040
	44,772	34,061	23,000
Operating income (loss)	1,615	4,413	(12,823)
Other income (expenses)
Interest income	381	701	421
Interest expense	(4,609)	(5,738)	(2,677)
Financing costs	(190)	(693)	–
Realized gain on investments – derivative instruments	5,507	395	–
Unrealized gain (loss) on investments – derivative instruments	(1,549)	2,101	–
Foreign exchange loss and other	(1,329)	(157)	(158)
	(1,789)	(3,391)	(2,414)
(Loss) income from continuing operations before income taxes	(174)	1,022	(15,237)
Income taxes	1,770	1,394	–
Income (loss) from continuing operations	1,596	2,416	(15,237)
Loss from discontinued operations	–	–	(350)
Net income (loss) and comprehensive income (loss)	$1,596	$2,416	$(15,587)

Basic and diluted net income (loss) per share from:
Continuing operations	$0.01	$0.02	$(0.13)
Discontinued operations	–	–	(0.00)
	$0.01	$0.02	$(0.13)
Basic weighted-average number of shares outstanding	185,059	145,645	123,621
Diluted weighted-average number of shares	212,139	146,428	123,621

 APOLLO GOLD CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2008	2007	2006
	(In thousands of U.S. dollars)
Operating Activities
Net income (loss) for the year	$1,596	$2,416	$(15,587)
Items not affecting cash:
Depreciation and amortization	1,565	1,380	1,647
Amortization of deferred stripping costs	3,735	2,001	–
Amortization of deferred financing costs	–	–	319
Financing costs	–	174	–
Loss from discontinued operations	–	–	350
Reduction in exercise price of warrants	–	–	305
Stock-based compensation	835	962	427
Shares issued for services and settlement of claims	–	592	668
Accretion expense – accrued site closure costs	718	507	948
Accretion expense – convertible debentures	3,986	4,533	2,117
Interest paid on convertible debentures	(1,016)	(1,016)	(1,058)
Net change in value of derivative instruments	(3,958)	(2,496)	–
Amortization of deferred gain	(1,959)	(1,239)	–
Foreign exchange loss and other	1,283	174	87
Income taxes	(1,893)	(1,394)	–
Net change in non-cash operating working capital items	(3,550)	891	(1,482)
Discontinued operations	–	–	(350)
Net cash provided by (used in) operating activities	1,342	7,485	(11,609)

Investing Activities
Property, plant and equipment expenditures	(32,510)	(8,281)	(5,417)
Purchase of long-term investments	–	(1,500)	–
Proceeds from sale of derivative instruments	5,507	395	–
Deferred stripping costs	–	(6,787)	–
Proceeds from disposal of property, plant and equipment	–	–	92
Restricted cash, restricted certificates of deposit, and other long-term assets	(14,333)	(3,110)	9,007
Net cash (used in) provided by investing activities	(41,336)	(19,283)	3,682

Financing Activities
Proceeds on issuance of shares and warrants	26,263	3,954	8,773
Proceeds from exercise of warrants and options	1,404	1,573	260
Proceeds on issuance of convertible debentures and note warrants, net	–	8,062	–
Proceeds from notes payable and other current debt	22,153	9,250	–
Repayment of convertible debentures	–	(8,731)	–
Repayments of notes payable	(10,339)	(3,692)	(1,357)
Funding by joint venture partner, Elkhorn Tunnels, LLC	–	1,865	4,635
Net cash provided by financing activities	39,481	12,281	12,311

Effect of exchange rate changes on cash and cash equivalents	(1,242)	(143)	1

Net (decrease) increase in cash and cash equivalents	(1,755)	340	4,385
Cash and cash equivalents, beginning of year	4,852	4,512	127
Cash and cash equivalents, end of year	$3,097	$4,852	$4,512
Supplemental cash flow information
Interest paid	$1,695	$1,973	$1,299
Income taxes paid	$95	$–	$–